EXHIBIT 10.1

May 1, 2014

Confidential

Bubba Radio Network, Inc.
5021 West Nassau Street
Tampa, Florida  33607
Facsimile No.: (813) 637-2222
Attention:    Mr. Bubba Clem

Dear Mr. Clem:

This programming agreement (this “Agreement”) sets forth the agreement between Radioio Live, LLC. and its subsidiaries and affiliates (collectively, “IO”) and The Bubba Radio Network, Inc. (“BRN”) for the services of Bubba Clem (“Bubba”), Mike Waters p/k/a Manson (“Manson”), Shannon Burke p/k/a Shannon (“Shannon”) and Broderick Epps p/k/a 25cent (“25cent”), and together called, (“Artists”), as set forth below.

1.  The Programming

(a) Beginning on May 1, 2014, during the Term, IO shall have the non-exclusive right to broadcast at IO’s discretion the terrestrial radio version of The Bubba the Love Sponge Show which is broadcast live from 6:00 am to 10:00 am, Eastern Standard Time, daily on The Bubba Radio Networks terrestrial syndicated network (the “Terrestrial Programming”, and together with the Exclusive Bubba Army Archives, the “Programming”).

(b) Beginning on May 1, 2014 and through the Term, IO shall have the worldwide exclusive right to broadcast and make available for distribution by on-demand or download services or by any other means at IO’s sole discretion in any format known or later developed all Archived or newly produced content from any and all formats that is the Intellectual Property of BRN (the “Exclusive Bubba Army Achieves”)

*NOTE: Certain portions of this exhibit have been omitted based upon a request for confidential treatment. The non-public information has been filed separately with the Securities and Exchange Commission.

(c)  IO shall have the Worldwide, royalty free right to transmit the Programming on a live or delayed basis and through on-demand and/or download services and, during the Term, shall have the right to transmit the Programming an unlimited number of times Monday through Sunday.  IO shall also have the right to prepare and broadcast edits and other derivative works of the Programming, including the right to edit, consolidate and assemble the Programming and edit, consolidate and assemble the Programming into “best of” episodes for broadcast exclusively on the IO Service.  BRN shall ensure that the Programming is created and produced free of any commercials, advertisements, announcements, promotions and sponsorships, including commercials, advertisements, announcements, promotions and sponsorships for any other programming; provided that the Programming may include a reasonable number of mentions (as determined by IO in the Programming) of bubbaarmy.com, btls.com and bubbaraw.com and other Bubba related entities so long as such websites and entities comply with the terms of Section 3(c).  BRN shall be entitled to include within the Programming a reasonable number of live reads as required or allowed by BRN’s Terrestrial Contracts and  live mentions of upcoming personal appearances by Bubba, Manson, Shannon, 25cent and others associated with the Programming.  BRN shall be solely responsible for all Programming content.  Neither any episode of the Programming, nor any broadcast, performance, presentation or promotion by BRN or any of the Artists relating to the Programming, shall contain any contest, stunt or other activity that (i) in any manner endanger, or is reasonably likely to endanger, the health, safety or welfare of any individual or animal; (ii) encourages, or is reasonably likely to encourage, violence, illegal drug use, or abuse of prescription or non-prescription substances; (iii) violates any law, rule or regulation of any governmental authority in the United States (including without limitation the common law of obscenity); (iv) IO has notified BRN that it objects to; or (v) violates any of the written policies, standards or guidelines of IO (including without limitation the written policies that IO has previously provided and may provide from time to time in the future).

(d) During the Term, Bubba shall read and prepare pre-recorded endorsements for advertisers to be distributed within the Programming each week as requested by IO.  The pre-recorded endorsements shall be produced each Thursday based on copy that has been cleared as of the close of business the prior day.  Bubba’s sole compensation for such pre-recorded endorsements shall be [          ]*% of all charges billed and collected (“Endorsement Compensation”) by IO, payable in arrears on or about the 15th day of each following calendar month for the preceding calendar month, from advertisers for said pre-recorded endorsements on the IO Service voiced by Bubba or other BRN talent.  Endorsement Compensation shall not include any billing for the actual airplay and placement of the recorded endorsement on IO.  All such airplay advertising shall be billed separately by IO.  IO shall provide BRN with monthly statements setting forth such Endorsement Compensation.

(e)  BRN shall create the Programming live from a fully functional radio studio provided by BRN, at its own cost and expense.  Subject to its obligations hereunder, BRN: (i) will have the sole and absolute right to control and determine the Programming content and methods and means of performing the services to be performed by it under this Agreement; (ii) will provide all personnel, equipment, tools and supplies necessary to perform such services, including, without limitation, the preparation of the Programming; and (iii) except to the limited extent otherwise herein expressly provided, BRN will be responsible for all expenses required for BRN’s performance of such services.

(f)  BRN shall provide IO at least 30 days advance written notice of the proposed vacation schedule for Artists to enable programming planning.  It is understood by both parties that BRN Artists/talent are independent and in no way employed by or employees of IO.

(g) Within ten days after the end of each calendar month, BRN shall provide to IO a music use report for each episode of the Programming provided by BRN during such month, in an electronic format and form specified by IO, containing the information set forth on Exhibit A and such additional information as IO reasonably requests in connection with its reporting requirements under statutory licenses and/or licensing agreements for musical works and sound recordings.

2. Intellectual Property Rights.  (a)  BRN, on behalf of itself and the Artists, hereby irrevocably grants to IO during the Term the worldwide, non-exclusive, royalty-free right to:  (i) use Artists’ names, professional names, nicknames, recorded voices, likenesses, biographical material and all other indicia of Artists’ personas (hereinafter “Persona”) for broadcasts on the IO Service, advertising, promotion and publicity purposes in connection with the Programming and/or IO, including the manufacture, and distribution of promotional products and collateral merchandise, whether such materials are created by IO or its hardware, content and/or distribution partners; provided that such use shall not portray Artist as using or endorsing any product, service or organization (other than the Programming, IO and/or IO products) without BRN’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed and (ii) distribute and promote the programming created under the previous agreements between the parties hereto (the “Existing Programming”) as set forth in the previous agreements .

(b)  BRN and IO agree that all audio, video, textual, graphic, multimedia, or other works (collectively, “Works”) created or developed by BRN under this Agreement, including without limitation, the Programming and any words, video, audio, skits, comedic features, characters, images, and other elements included therein (collectively, the “Programming Elements”) shall be the property of BRN.  During the Term, BRN shall not, directly or indirectly, cause or permit the Exclusive Bubba Army Archieves Programming to be broadcast or transmitted in any media (including on any terrestrial radio, internet sites, mobile phone services or any other newly created media), other than the IO Service; provided that BRN shall (i) be entitled to use pre-recorded song parodies and, with the prior written consent of IO (which consent shall not be unreasonably withheld), on the Additional Programming; and (ii) be entitled to use on bubbaraw.com (A) still photographs and (B) up to 5 video or audio clips, totaling no more than 15 minutes in the aggregate, of any day’s Exclusive Programming, with short promotional clips of no more than 60 seconds on btls.com.  Except as provided in the preceding sentence, BRN irrevocably grants IO a worldwide, exclusive royalty-free license for the Programming Elements and the Programming (including all Works encompassed therein) during the Term.

(c)  BRN hereby irrevocably grants to IO during the Term the worldwide, royalty-free right to edit, create and broadcast on the IO Service derivative works of the Programming, including without limitation, “best of” shows.  BRN hereby irrevocably grants IO during the Term a worldwide, non-exclusive, royalty-free license to use the name “Bubba The Love Sponge,” and the Persona of Bubba, Manson, Shannon, 25cent and all other cast and crew members who may appear from time to time in the Programming, and each of them, as part of the Programming and to promote the Programming and the IO Service.

(d)  BRN hereby irrevocably grants to IO, during the Term, the worldwide, royalty-free right to perform, display and distribute (i) the audio of the Programming in any and all media, whether currently existing or created in the future, including without limitation, satellite radio (including all terrestrial repeaters where desirable, as determined by IO), internet streaming and downloads, cable and satellite television and mobile telephones (the “IO Service”) and (ii) the Terrestrial Programming on satellite radio (including all terrestrial repeaters where desirable, as determined by IO) and internet streaming as set forth in Section 1.

(e) During the Term, BRN shall have the right to create up to six compact discs or DVD’s containing Programming Elements during each twelve consecutive month period starting on the date first written above (each, a “Contract Year”) for sale on btls.com and elsewhere.

(f)  During the Term, BRN shall have the right to sell its intellectual property on ITunes for unlimited sales that BRN shall be entitled to [     ]*% of all revenues derived from any such sales.

(g)  The parties acknowledge that BRN is the owner of a federally registered trademark for “Bubba the Love Sponge.”  BRN agrees that, during the Term, IO shall have the worldwide, non-exclusive and irrevocable right to use such trademark.  The use of the “Bubba the Love Sponge” name or Artists’ likeness after the Term shall be considered an infringement of BRN’s federal trademark.  During the Term, BRN is free to use the Bubba The Love Sponge trademark in any endeavor not directly associated with IO business.

3. Promotion; Web Content.  (a)  IO may issue press materials to announce and promote the availability of the Programming on the IO Service, subject to BRN’s approval, such approval not to be unreasonably withheld, conditioned or delayed.  IO further agrees to promote The Bubba the Love Sponge Show nationally as a premier asset for the IO brand as it does with its other premier assets in its advertising and promotional campaigns.  BRN, Artists and BRN’s Publicist may issue press releases or statements regarding the Programming with respect to press releases or statements regarding guest appearances and events or elements occurring in the Programming.

(b)  Twice  per year, with thirty days advance notice, BRN shall make Bubba, Manson, Shannon, 25cent and other cast and crew members who may appear from time to time in the Programming available to IO for personal appearances at IO’ events, including trade shows and sales meetings (collectively, “Event Appearances”).  In addition, IO shall be permitted to schedule meetings with Bubba for promotional purposes each year; provided such meetings shall take place at “Bubbapalooza” events, or other previously scheduled public or promotional appearances by Bubba or at Bubba’s studios.

(c)  During the Term, BRN shall ensure that blts.com and bubbarmy.com are operated, in the reasonable opinion of IO, as sites suitable for viewing by adolescents and adults, and such sites shall not contain any nudity or material that would be considered indecent.  During the Term, BRN shall ensure that bubbaraw.com does not contain any graphic sexual content, hard core nudity or material that is obscene.  During the Term, BRN shall ensure that blts.com, bubbarmy.com, bubbaraw.com and any other sites under its control are operated in accordance with applicable law, including the rules and regulations of, among other agencies, the Federal Trade Commission.

4. Financial Matters.  (a)  Subject to BRN’s delivery of the Programming as set forth in Section 1 and compliance with the terms and conditions of this Agreement, during the Term, IO shall pay BRN a monthly program fee (the “Program Fee”) equal to [          ]*% of BRN Net Subscription Revenue, in arrears on or about the 15th day of each following calendar month for the preceding calendar month.  BRN shall compensate Bubba, Manson, Shannon, 25cent and any other personnel necessary to produce the Programming, at its own cost and expense.  “ BRN Net Subscription Revenue” means collected subscription revenue from BRN designated subscriptions, as designated by IO in its sole discretion, (determined in accordance with United States generally accepted accounting principles, as in effect from time to time),  minus any third party fees associated with the sale and processing of all BRN Net Subscription Revenue payments.  IO shall provide BRN with monthly statements setting forth such BRN Net Subscription Revenue.

(b) BRN shall contract, provide and pay for all transmission costs necessary for BRN to deliver the Programming to IO and also contract, provide and pay for all telephone line charges for toll-free listener call-in numbers. IO acknowledges that the number 888-69-Bubba is owned by BRN. BRN hereby grants IO the non-exclusive right to use such number during the Term.

(c) IO shall have the right to use and dispose of all of the advertising and promotional time in the Programming (“Commercial Time”).  IO may use unsold Commercial Time for any purpose it determines to be appropriate.  Each calendar quarter, IO shall pay BRN an amount equal to [          ]*% of the Net Advertising Revenue (as defined below) recognized by IO from sales of Commercial Time on Bubba related channels, including BRN music channels.  “Net Advertising Revenue” means collected advertising revenue from BRN channels (determined in accordance with United States generally accepted accounting principles, as in effect from time to time),  minus any third party commissions associated with the sale of Commercial Time.  IO shall provide BRN with quarterly statements setting forth such Net Advertising Revenue.

(d) IO shall pay for coach class travel (Bubba only may elect First Class travel at his option), lodging and $[          ]* per day per person meal expenses of Bubba, Manson, Shannon, 25cent and other individuals approved by IO in writing in conjunction with any travel and/or appearances, including without limitation the Event Appearances, made pursuant to this Agreement, all in accordance with IO’s travel and expense policy then in effect.
(e) Aside from the payments set forth in Sections 1(d), 4(a), (c), and (d), IO shall have no obligations of any nature to BRN, Bubba, Manson, Shannon, 25cent and/or any other cast and crew members who may appear from time to time in the Programming, and none of Bubba, Manson, Shannon, 25cent and/or any other cast and crew members who may appear from time to time in the Programming shall be employees of, or entitled to participate in any benefit or other programs generally available to employees of, IO, including without limitation, medical insurance or participation in IO’ stock option plans.

(f) IO agrees to guarantee to BRN that the minimum annual payments to BRN from IO as described in Sections 4(a) and 4(c) shall be equal to [          ]* Dollars ($[          ]*) on an annual basis.  In the event that total annual payments to BRN are not equal or greater than $[          ]* dollars IO shall make additional payments to BRN in the form of cash or Common Stock of the company (the share price to be calculated by taking the 20 day trading average of IO’s stock (IWDM) for the last 20 trading days for the annual period any such payments would be due from) at the sole discretion of IO. Any such payments, if due, will be made by IO to BRN within 60 days of the close of the annual payment calculation period in which they would be due.  In the alternative, IO, in its sole discretion, may elect to extinguish any exclusivity provisions it has pursuant to this Agreement in lieu of making the minimum annual payment to BRN.

(g)  In addition to any rights now or hereafter granted or existing under applicable law or otherwise, and not by way of limitation of any such rights, IO is hereby authorized at any time or from time to time, upon 15 days advance notice to BRN, to set off and to appropriate and apply any and all funds any time held or owing by IO to or for the credit or the account of BRN against and on account of any of the obligations or liabilities of BRN under this Agreement, including, without limitation, all obligations of BRN to IO under Section 10 and of any nature or description arising out of or connected with this Agreement, in each case  irrespective of whether or not IO has made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

5. Term; Termination. (a) The term of this Agreement shall commence on May 1, 2014 and continue through December 31, 2016 (the “Term”).

(b) Either party may terminate this Agreement in the event that the other party breaches or fails to perform any material obligation in this Agreement and such breach continues uncured for a period of 30 days after the other party receives notice thereof from the non-defaulting party; provided that IO may terminate this Agreement immediately without notice, and with no obligation or liability to BRN, Bubba, Manson, Shannon or 25cent, in the event that: (i) BRN breaches (A) any of its obligations, restrictions and/or requirements contained in Section 1 as to the content of the Programming or (B) any of its obligations, restrictions and/or requirements contained in Section 2 as to the use or exploitation of the exclusive portion of the Programming, the Programming Elements or the Works, in either case after IO has delivered prior notice of the same or a comparable breach to BRN in accordance with the terms of this Agreement, (ii) BRN breaches its obligations under Section 7, (iii) BRN and/or Bubba is convicted or pleads guilty or no contest to a felony or crime involving theft, forgery, fraud, misappropriation, embezzlement, substance abuse or moral turpitude, or pleads guilty or no contest to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving theft, forgery, fraud, misappropriation, embezzlement, substance abuse or moral turpitude, whether the charge arises under federal, state or local law and/or (iv) any of BRN, Bubba, Manson, Shannon and/or 25cent engages in any behavior, that, in IO’ reasonable opinion, reflects unfavorably upon the reputation of IO in any material respect.

(c) For a sixty day period, commencing on the date that is 210 days prior to the last day of the Term (the “Negotiating Period”), BRN shall negotiate exclusively and in good faith with IO regarding a renewal of this Agreement and the provision of any audio services following the Term.  Neither BRN nor Bubba shall, prior to or during the Negotiation Period, negotiate or authorize or permit any person or entity to negotiate with any party regarding the provision of any services by BRN or Bubba following the Term.  In the event that IO and BRN do not reach an agreement within the Negotiation Period, BRN shall notify IO of its acceptance of any third party offer and neither BRN nor Bubba shall directly or indirectly make, authorize, permit or otherwise participate in any public announcement of such relationship prior to November 30, 2016 and, in any event, neither Bubba, Manson, Shannon nor 25cent shall mention any such offer or agreement on the Programming.  IO acknowledges the existence as of the date hereof of agreements between BRN, Cox Communications, and other syndication partners (the “Syndication Agreements”) with respect to syndication of the Terrestrial Programming during the Term.

6. Confidential Information. BRN recognizes and acknowledges that certain information may be provided by IO to BRN or its representatives (including Bubba, Manson and 25cent) in connection with the Programming, which information is confidential and constitutes a valuable, special and unique asset and trade secret of IO.  BRN shall not, and shall not authorize any of its representatives (including Bubba, Manson, Shannon and 25cent) to, disclose any information regarding IO or its business, prospects, forecasts, plans or operations which is identified to BRN by IO as confidential (collectively, “Information”) to any third party, except as necessary to fulfill the terms of this Agreement or with the prior written consent of IO.  In addition, BRN agrees not to copy such Information and to return or destroy all copies of such Information upon IO’s request.  Notwithstanding the foregoing, neither BRN nor IO shall disclose the terms and conditions of this Agreement to any third party.  This Section 6 shall survive the expiration or earlier termination of this Agreement.

7.  Restrictions.  (a) Notwithstanding anything to the contrary contained in this Agreement, BRN shall have the right to create, and enter into one or more agreements to broadcast, separate and distinct television entertainment or talk shows, other than the Terrestrial Programming, (such programs, the “Additional Programming”) from the Programming created for IO pursuant to this Agreement, hosted by Bubba for live or repurposed broadcast at BRN’s sole discretion; provided that no agreement governing or activities relating to the Additional Programming will conflict with BRN’s and/or any of Artists’ obligations to IO pursuant to this Agreement. Neither BRN nor Bubba shall enter into any agreement to distribute or permit the distribution of any audio-only  programming during the Term, other than the Terrestrial Syndication Agreements for simulcast distribution of the Terrestrial Programming on terrestrial radio and as Internet streaming only, over any national distribution channel or national media, including, without limitation, internet streaming or downloads, cable or satellite television, satellite radio (other than Sirius Satellite Radio) or any mobile phones or devices other than those connected to IO’s distribution feeds..    Any Additional Programming shall not mention IO or the business of IO in any manner, either directly or indirectly, in the Additional Programming without IO’s consent.  BRN shall use best efforts (including advising guests in advance of such prohibition and obtaining their agreement to such prohibition) to ensure that guests and callers do not mention IO or the business of IO in any manner, either directly or indirectly, in the Additional Programming.  .

(b)  BRN shall enter into written agreements with each of Manson, Shannon and 25cent, which authorize BRN to agree to the obligations of, and restrictions on, Manson, Shannon and 25cent, respectively, as set forth in this Agreement.  BRN shall provide IO with fully executed copies of such agreements within thirty business days of the date first written above.  Upon IO’ written request, BRN shall take all necessary action to enforce such agreements.

(c)  BRN shall not, and shall cause Bubba, Manson, Shannon and 25cent not to, directly or indirectly (i) engage in, or cause, induce, authorize, consent to, or assist any others to engage in, any behavior or making of any statements which disparage, degrade, or tarnish or otherwise prejudice the reputation, public image or standing in the industry or community of (A) IO, its affiliates, their predecessors or successors or any of IO’s or its affiliates’ past, present or future officers, directors, stockholders, partners, investors, bankers, directors, analysts, consultants, members, customers, clients, agents and employees or (B) any of IO’ business practices, operations or personnel policies or practices or to bring any of the foregoing into public hatred, contempt, shame, scorn or ridicule in any country or locality, including, without limitation, any by means of any such conduct or statements to or directed to any of IO’ customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees or the press or other media anywhere in the world, and (ii) engage in any contact with the media with respect to IO or its affiliates, employees, stockholders, partners or directors without the prior written consent of IO.

(d)  The obligations of BRN pursuant to this Section 7 shall continue during the Term.

8. Pay or Play. Nothing contained in this Agreement shall be deemed to obligate IO to broadcast or otherwise use the Programming except as it may elect to do so.  Accordingly, IO shall have fully discharged its obligations hereunder by payment to BRN of the amounts required by Section 4.  Upon such payment, IO shall retain the exclusive right to Artist’s services in accordance with this Agreement.  This provision does not supersede the termination provisions set forth in this Agreement.

9. Representations and Warranties. (a) Each party represents and warrants to the other that it has the unencumbered right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and that neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, will violate any agreement or other enforceable obligation to which it is a party or any federal, state, or local law or regulation to which it is subject.

(b) BRN hereby represents and warrants to IO that: (i) it has all requisite rights, power, and authority to provide the Programming to IO as contemplated in this Agreement and (ii) none of IO’s distribution, transmission, performance and/or promotion of the Programming, or its exercise or any rights, licenses or privileges hereunder, will give rise to any claim by any third party, including without limitation, claims arising from or relating to copyright, rights of privacy or publicity, trademark infringement or any other intellectual property, contractual or proprietary right, defamation, libel, slander, or any other right of any third party.

10. Indemnification; Limitation of Liability. (a)  Subject to Section 10(c), each party shall defend, indemnify and hold harmless the other party from and against any loss, damage, fine, assessment, expense or claim, including without limitation, reasonable attorney’s fees and expenses, arising from or out of the breach of any of such party’s representations, warranties or obligations under this Agreement.

(b)  For clarity, and without limitation of the obligations set forth in Section 10(a), subject to Section 10(c), BRN shall defend, indemnify and hold harmless IO from and against any loss, damage, fine, assessment, expense or claim, including without limitation, reasonable attorney’s fees and expenses arising from or out of any claim or allegation that the Programming violated any intellectual property right of a third party, including the right of privacy or publicity, or was defamatory or slanderous in any manner.

(c)  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECULATIVE, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER FORESEEABLE OR NOT, INCLUDING THOSE ARISING FROM NEGLIGENCE, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER.

(d)  This Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Miscellaneous. (a) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), one business day after being delivered to a nationally recognized overnight courier with next day delivery specified or three business days after being deposited in the United States mail, first class postage prepaid, with return receipt requested, to the addresses specified below, or at such other address as either party may supply by written notice delivered in accordance herewith.  Notices to BRN shall be sent to the address or to the Facsimile No. set forth above.  In the case of IO, notices should be sent to Radioio, Inc., 475 Park Avenue South, Fourth Floor, NY, NY 10016 or to email ceo@radioio.com, in either case to: Attention: General Counsel.

(b) BRN and IO are independent contractors with respect to each other.  Nothing in this Agreement shall be deemed to create a joint venture, association, principal and agent or partnership relationship between them or to constitute BRN the agent of IO or vice versa. None of BRN, Bubba, Manson, Shannon and/or 25cent shall: (i) have or claim to have any authority to bind IO in any manner, (ii) claim to be an agent or representative of IO or (iii) execute any agreement or document, or enter any obligation on behalf of IO.  Each party shall pay all of its costs and expenses under this Agreement.

(c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of principles of conflicts of laws that may require the application of the laws of another jurisdiction.  Any action or litigation concerning this Agreement shall take place exclusively in the federal or state courts sitting in Pinellas County, Florida, and the parties expressly consent to the jurisdiction of and venue in such courts and waive all defenses of lack of jurisdiction and inconvenient forum with respect to such courts.

(d) The invalidity or unenforceability of any provision of this Agreement will not affect the validity of any other provision of this Agreement, and in the event that any provisions are determined to be invalid or otherwise illegal, this Agreement will remain in effect and will be construed in accordance with its terms as if the invalid or illegal provision were not contained herein. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.  No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among the parties hereto shall operate as a waiver of any right, power or privilege hereunder.

(e) Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

(f) BRN acknowledges and agrees that the services to be provided by it hereunder are personal and unique, and require the special talent, skills, experience, and public recognition of BRN and Artists.  Accordingly, BRN may not itself, and shall ensure that none of the Artists shall, directly or indirectly, delegate, transfer or assign this Agreement or any of their respective obligations or interests under ore relating to this Agreement, by contract, operation of law (including, without limitation, by merger, acquisition, reorganization or sale of its business or assets relating to this Agreement) or otherwise, without the prior written consent of IO.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(g) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of a counterpart by facsimile shall be as effective as physical delivery of an original signed counterpart.

If BRN and Bubba agree with the foregoing, please execute this Agreement in the space provided below.

Very truly yours,

RADIOIO, INC.

By:  /s/ Zachary McAdoo
       Zachary McAdoo
       Chief Executive Officer

AGREED AND ACCEPTED:

BUBBA RADIO NETWORK, INC.

By: /s/ Bubba Clem
      Name: Bubba Clem
      Title:

To induce IO to enter into the foregoing Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby:  (1) confirm this Agreement and the authority of Bubba Radio Network, Inc. to enter into this Agreement with respect to me, (2) agree to perform all services and obligations required of me in this Agreement, (3) agree that all payments to Bubba Radio Network, Inc. shall discharge any obligations of IO to me in connection with this Agreement and (4) without limiting any of the foregoing, waive any of the rights I may have with respect to the Programming.

/s/ Bubba Clem
Bubba Clem

EXHIBIT A

Report of Use

BRN shall report the actual playlist for each episode of Programming provided by BRN during the reported month. Each such playlist shall include a consecutive listing of every recording transmitted, and shall contain the following information in the following order:

1. the name of the composer and author of each composition, whether a feature or incidental performance, included in the Programming (each, a “Composition”);

2. the title of each sound recording, if any, whether a feature or incidental performance, included in the Programming (each, a “Sound Recording”);

3. the name of the featured recording artist, group or orchestra for each Sound Recording, if applicable;

4. the title of the commercial album or product (the “Album”), if any, from which the Sound Recording was taken;

5. the name of the record label, if any, that marketed the Album from which the Sound Recording was taken;

6. the catalog number of the Album, if any, from which the Sound Recording was taken;

7. the International Standard Recording Code (“ISRC”) embedded in the Sound Recording, if applicable, to the extent such ISRC is available;

8. where available, the copyright owner information provided in the copyright notice on the Album from which the Sound Recording was taken (identified by the symbol è), or in the case of compilation Albums, the copyright owner information provided in the copyright notice for the individual Sound Recording;

10. the date and time each Sound Recording was transmitted; and

11. the release year of the Album, if any, from which the Sound Recording was taken (identified following the symbol ©, or if not present, following the symbol è).